SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
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FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   April 29, 2011
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MMEX MINING CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State of incorporation)	333-152608 (Commission File Number)	26-1749145 (IRS Employer Identification Number)

2626 Cole Avenue, Suite 610
Dallas, Texas 75204
 (Address of principal executive offices)

Registrant's telephone number, including area code:    (214) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 3.02         Unregistered Sales of Equity Securities.

On April 29, 2011, we issued bridge notes in the aggregate principal amount of $520,000 to a group of accredited investors.  The proceeds of the bridge notes were used primarily to provide a letter of credit for our Hunza mining project in Colombia.  The investors will receive a fee equal to 12% of the principal amount of the bridge notes in return for providing the funding.  In the event that any of the funds are drawn under the letter of credit, the investors will receive an additional fee of 13% of the amounts drawn.

The bridge notes are due on the earlier of October 29, 2011 or our completion of a financing which provides at least $5.0 million of proceeds.  In the event that we default in the repayment of the bridge notes, the holders will be entitled (in addition to customary creditor remedies) to convert their unpaid notes into shares of our Common Stock at the rate of $.04 per share.

As further consideration for providing this financing, the holders of the bridge notes have also received warrants to purchase an aggregate of 8,125,000 shares of our Common Stock at an exercise price of $.08 per share.  The warrants expire at the end of three years.  The issuance and sale of the warrants was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMEX Mining Corporation

Date: May 4, 2011	By:	/s/ Jack W. Hanks
Jack W. Hanks, President and
Chief Executive Officer